	Fund Name	Avenue Income Credit Strategies Fund

	Name of Affiliate member of underwriting or selling syndicate	Credit Suisse Securities (USA) LLC

	(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,
	(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
	(C) if Eligible Municipal Securities,
	(D) if Securities sold in an Eligible Foreign Offering,
	(E) if Securities sold in an Eligible Rule 144A Offering	Yes

	Issuer/Name of Security	Chaparral Energy, Inc.
	Description of Security	Corporate Note

	Date Purchased	4/18/2012

	Underwriter(s) from whom purchased	Credit Suisse Securities (USA) LLC

	Syndicate Member(s)	Credit Suisse Securities (USA) LLC
		Credit Agricole Securities (USA), Inc.
		J.P.Morgan Securities LLC
		RBC Capital Markets, LLC
		Wells Fargo Securities, LLC
		Capital One Southcoast, Inc.
		SG Americas Securities, LLC
		UBS Securities LLC
		Comerica Securities, Inc.
		KeyBank Capital Markets,Inc.
		Lloyds Securities, Inc.
		Mitsubishi UFJ Securities
		Scotia Capital (USA), Inc.
		U.S. Bancorp Invesmtents, Inc.

(U)	Aggregate Principal amount or Number of Shares	$3,000,000.00
(V)	Aggregate Purchase Price	$3,000,000.00
(Y)	Aggregate principal amount of such class of securities being offered	400,000 (M)

	Purchase Price per Unit	$100.00

	Date First Offered:	4/18/2012
	Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$100.00
	Commission, spread or profit (%)	0%

	The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
	The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
	The underwriting was a Firm Commitment Underwriting:
	The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
	For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

	No Affiliated Underwriter was a direct or indirect participant in the sale.
	Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.